Contacts:
Anthony N. Leo	Jeffrey M. Hunt
Chief Executive Officer	Chief Strategy Officer
727.399.5678	727.399.5687

BayFirst Financial Corp. Declares Quarterly Cash Dividend of $0.08 Per Common Share
ST. PETERSBURG, Fla. — April 29, 2022 — BayFirst Financial Corp. (f/k/a First Home Bancorp, Inc.) (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of First Home Bank (d/b/a BayFirst Bank), today announced its Board of Directors declared a quarterly cash dividend of $0.08 per common share. The dividend will be payable June 15, 2022 to common shareholders of record as of June 1, 2022. This dividend marks the 24th consecutive quarterly cash dividend paid since BayFirst initiated cash dividends in 2016.
About BayFirst Financial Corp.
BayFirst Financial Corp. (f/k/a First Home Bancorp, Inc.) is a registered bank holding company which commenced operations on September 1, 2000. Its primary source of income is from its wholly owned subsidiary, First Home Bank, d/b/a BayFirst Bank, which commenced business operations on February 12, 1999. First Home Bank is a Federal Reserve member and a state-chartered banking institution. The Bank operates seven full-service office locations, 20 mortgage loan production offices, and is in the top 25 by dollar volume and by number of units originated nationwide through the second quarter ended March 31, 2022, of SBA’s 2022 fiscal year.
BayFirst Financial Corp., through the bank, offers a broad range of commercial and consumer banking services including various types of deposit accounts and loans for businesses and individuals. As of March 31, 2022, BayFirst Financial Corp. had $888.54 million in total assets.
Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. BayFirst Financial Corp. does not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.
Note: Transmitted on Globe Newswire on April 29, 2022, at 4:00pm EDT.